UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

CU BANCORP

(Exact name of registrant as specified in its charter)

California	001-35683	90-0779788
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

818 W. 7th Street, Suite 220 Los Angeles, CA	90017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 430-7000

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 30, 2017, Chairman and Chief Executive Officer of CU Bancorp (the “Company”) entered into an individual Rule 10b5-1 trading plan for the exercise of stock options which will expire on September 25, 2017.

The plan was implemented after taking into account the large aggregate strike price of the options and Mr. Rainer’s ability to otherwise exercise the options, as well as the desire for an orderly exercise and sale. The maximum number of shares that may be sold under the plan is 23,333 shares. None of Mr. Rainer’s holdings of CU Bancorp securities other than the expiring stock options are included in the plan. The shares acquired upon exercise by Mr. Rainer will be sold contemporaneously with the exercise. Trading under the 10b5-1 plan will commence no sooner than March 2, 2017, and will end on the earlier of September 25, 2017 or the date on which the shares in the plan are sold.

The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Other insiders of the Company may establish stock trading plans under Rule 10b5-1 in the future. Except as may by required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors, nor to report modifications or terminations of such plans.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CU Bancorp

Dated: February 2, 2017	By:	/s/ Anita Y. Wolman
Anita Y. Wolman
Executive Vice President and General Counsel